UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2005
COMMERCE ENERGY GROUP, INC.
(Exact Name of registrant as specified in its charter)

Delaware	001-32239	20-0501090

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Blvd., Suite 2000 Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 258-0470
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition.
The information being furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
On October 28, 2005, Commerce Energy Group, Inc. (the “Company,” “we” or “us”) issued a press release announcing its operating results for the fiscal year and fourth quarter ended July 31, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
Restatement and Non-Reliance
The Company has decided to amend and restate financial statements and other financial information for its fiscal quarters ended October 31, 2004, January 31, 2005 and April 30, 2005. The restatement is necessary because the Company determined that during fiscal 2005 its documentation for certain of its derivative contracts as cash flow hedges was inadequate to meet Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133) hedge accounting requirements and that several derivative contracts had been inappropriately accounted for as exempt from hedge accounting under SFAS 133. Accordingly, the previously issued financial statements for such quarterly periods in fiscal 2005 should no longer be relied upon.
Background
In connection with the preparation of our consolidated financial statements for the fiscal year ended July 31, 2005, the Company determined that (a) certain energy supply (electricity forward physical) contracts and financial derivatives designated as cash flow hedges lacked adequate documentation of our method of measurement and testing of hedge effectiveness to meet the cash flow hedge requirements of SFAS 133 and (b) a forward physical contract and several financial derivative contracts had been inappropriately accounted for as exempt from hedge accounting under SFAS 133.
Without adequate documentation, the Company was not eligible to apply cash flow hedge accounting under SFAS 133 in fiscal 2005. Additionally, the derivative contracts that had been inappropriately accounted for as exempt from hedge accounting must be marked to market. Mark to market gains or losses on these derivatives are required to be reflected in the statement of operations for each period rather than deferred as a component of other comprehensive income (loss) until physical delivery.

As a result, management determined that the failure to properly document and account for certain of its energy supply contracts and financial derivatives in accordance with the requirements of SFAS 133 represented a material weakness in our internal control over financial reporting.
On October 25, 2005, management recommended to the Audit Committee of our Board of Directors that previously reported financial results for each of the first three quarterly periods in fiscal 2005 be restated to reflect proper accounting treatment for these energy supply and financial derivatives in accordance with SFAS 133 and that the quarterly financial statements for the periods ended October 30, 2004, January 31, 2005 and April 30, 2005 should no longer be relied upon. The Audit Committee agreed with management’s assessment and recommendation and on October 26, 2005 recommended the same action to the Board of Directors, which on the same day approved the restatement.
The Audit Committee and senior management of the Company have discussed the matters disclosed in this report with Ernst & Young, LLP, the Company’s independent registered public accounting firm.
The Company will file restated financial statements for the quarterly periods ended October 31, 2004, January 31, 2005 and April 30, 2005 as amendments to previously filed periodic reports for those quarters with the Securities and Exchange Commission on the appropriate forms on October 31, 2005.
The cumulative effect of the restatements for the nine months ended April 30, 2005 is to increase the net loss by $.9 million to $3.7 million compared to $2.8 million, as previously reported. This restatement had no effect on our cash flows, liquidity or overall financial position. The following table sets forth the impacts of the restatement on the Company’s operating results for the three-month periods ended October 31, 2004, January 31, 2005 and April 30, 2005; and operating results as of the nine-month period ended April 30, 2005, reflecting comparative previously reported and restated amounts (in thousands, except per share data):

	Three Months Ended		Three Months Ended		Three Months Ended		Nine Months Ended
	October 31, 2004		January 31, 2005		April 30, 2005		April 30, 2005
	Reported	Restated	Reported	Restated	Reported	Restated	Reported	Restated
Net revenue	$58,496	$58,496	$61,048	$61,048	$68,478	$68,478	$188,022	$188,022
Direct energy costs.	52,406	51,335	51,026	52,639	60,439	60,767	163,871	164,741

Gross profit	6,090	7,161	10,022	8,409	8,039	7,711	24,151	23,281
Earnings (loss) from operations	$130	$1,201	$(782)	$(2,395)	$(1,212)	$(1,540)	$(1,864)	$(2,734)
Net loss	$(1,120)	$(48)	$(729)	$(2,342)	$(993)	$(1,319)	$(2,842)	$(3,709)
Net loss per common share — basic & diluted	$(0.04)	$(0.00)	$(0.02)	$(0.08)	$(0.03)	$(0.04)	$(0.09)	$(0.12)

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 28, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCE ENERGY GROUP, INC. a Delaware corporation
Date: October 31, 2005	By:	/s/ STEVEN S. BOSS
Steven S. Boss
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 28, 2005.